Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT NO. 10 (to Prospectus dated May 13, 2025)	Registration No. 333-268603
PROSPECTUS SUPPLEMENT NO. 10 (to Prospectus dated May 13, 2025)	Registration No. 333-280882
PROSPECTUS SUPPLEMENT NO. 10 (to Prospectus dated May 13, 2025)	Registration No. 333-275117

SCILEX HOLDING COMPANY

Up to 1,594,207 Shares of Common Stock
Up to 198,810 Shares of Common Stock Issuable Upon the Exercise of Warrants
Up to 1,402,955 Warrants

Up to 3,593,288 Shares of Common Stock

Up to 3,250,000 Shares of Common Stock offered by the Selling Securityholder

Up to 6,685,714 Shares of Common Stock

________________

This prospectus supplement updates and supplements: (i) the prospectus dated May 13, 2025, which forms a part of our registration statement on Form S-1 (No. 333-268603) for which Post-Effective Amendment No. 3 was filed with the Securities and Exchange Commission (the “SEC”) on May 7, 2025 and declared effective by the SEC on May 13, 2025 (the “Post-deSPAC Prospectus”); (ii) the prospectus dated May 13, 2025, which forms a part of our registration statement on Form S-1 (No. 333-280882) for which Post-Effective Amendment No. 1 was filed with the SEC on May 7, 2025 and declared effective by the SEC on May 13, 2025 (the “Conversion Prospectus”); and (iii) the prospectus dated May 13, 2025, which forms a part of our registration statement on Form S-1 (No. 333-275117) for which Post-Effective Amendment No. 2 was filed with the SEC on May 7, 2025 and declared effective by the SEC on May 13, 2025 (the “Oramed Resale Prospectus” and together with the Post-deSPAC Prospectus and the Conversion Prospectus, the “Prospectuses”). This prospectus supplement is being filed to update and supplement the information in the Prospectuses with the information contained in our Current Report on Form 8-K, filed with the SEC on November 4, 2025 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SCLX”. On November 3, 2025, the last reported sales price per share of our Common Stock was $17.86. Our Public Warrants are listed on the Nasdaq Capital Market under the symbol “SCLXW.” On November 3, 2025, the closing sale price per warrant of our Public Warrants was $0.22.

On April 15, 2025, we effected a reverse stock split of our Common Stock at a ratio of 1-for-35 (the “Reverse Stock Split”). Unless otherwise noted, the share and per share information in the Prospectuses and this prospectus supplement reflects the effect of the Reverse Stock Split.

This prospectus supplement updates and supplements the information in the Prospectuses and is not complete without, and may not be delivered or utilized except in combination with, the Prospectuses, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectuses and if there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section titled “Risk Factors” beginning on page 23 of the Post-deSPAC Prospectus, page 23 of the Conversion Prospectus, and page 23 of the Oramed Resale Prospectus, as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectuses to read about factors you should consider before buying our securities.

__________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectuses. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 4, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K
_______________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 3, 2025

_______________________

SCILEX HOLDING COMPANY
(Exact name of registrant as specified in its charter)
_______________________

Delaware (State or other jurisdiction of incorporation)	001-39852 (Commission File Number)	92-1062542 (IRS Employer Identification No.)

960 San Antonio Road, Palo Alto, California, 94303
(Address of principal executive offices, including zip code)

(650) 516-4310

Registrant’s telephone number, including area code

N/A
(Former Name or Former Address, if Changed Since Last Report)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

(Title of each class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock, par value $0.0001 per share	SCLX	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $402.50	SCLXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

Datavault License Agreement

On November 3, 2025, Scilex Holding Company (the “Company”) entered into a License Agreement (the “License Agreement”) with Datavault AI Inc. (“Datavault”).

Under the License Agreement, among other things, Datavault granted us a worldwide, exclusive, non-transferable license, with the right to sublicense, under the patents and know-how specified therein to among other things, research, develop, make, have made, use, sell, have sold, offer for sale, import, export, register, market, promote, advertise, commercialize and distribute the Proprietary Materials (as defined in the License Agreement, including a suite of patents related to Datavault’s data platforms and any products created therefrom within the Target Market (as defined below).

With respect to the foregoing, “Target Market” shall mean industries including biotechnology, biopharmaceutical, genetic, diagnostic, and data-related industries, and any markets relating to the generation, use, storage, analysis, tokenization, and exchange of DNA, genetic, diagnostic, and therapeutic data or materials.

The License Agreement expires upon the expiry of the patents underlying the Proprietary Materials, at which point the license shall become perpetual, irrevocable, non-exclusive and royalty-free. The License Agreement is subject to earlier termination if, among other things: (i) either party ceases to exist or becomes insolvent, (ii) either party commits a material breach of the License Agreement, (iii) the Company fails to make any required payment to Datavault that is not cured within 15 days, or (iv) the Company does not achieve and maintain annual royalty payments to Datavault of a minimum of $1,000,000 after 24 months following the date of the License Agreement.

As consideration for the license under the License Agreement, the Company agreed to pay Datavault (a) a non-refundable license fee of $10,000,000, payable in four equal installments of $2,500,000 on or before the last day of each fiscal quarter, beginning on December 31, 2025, (b) subject to achievement of certain net sales for the Licensed Product, up to an aggregate of $2,550,000,000, and (c) a five-percent (5%) royalty on net sales of the Product (as defined therein) during the applicable royalty term under the License Agreement.

The License Agreement contains customary reciprocal indemnification obligations for Datavault and the Company and customary representations and warranties.

The foregoing is a summary of the material terms of the License Agreement and does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure

On November 4, 2025, the Company issued a press release announcing the entry into the License Agreement, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The information furnished pursuant to Item 7.01 on this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly provided by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1*	License Agreement, dated November 3, 2025, by and between Scilex Holding Company and Datavault AI Inc.

2

99.1	Press release, dated November 4, 2025.
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

* Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCILEX HOLDING COMPANY

	By:	/s/ Henry Ji
	Name:	Henry Ji
Date: November 4, 2025	Title:	Chief Executive Officer & President

4

EXCLUSIVE LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made as of the 3rd day of November 2025 (the “Effective Date”), by and between Datavault AI Inc., a Delaware corporation (“Licensor”), and Scilex Holding Company, a Delaware corporation (“Licensee”) (each a “Party” and together, the “Parties”).

RECITALS

R1 Licensor is a for-profit corporation and the owner of patented technology that automates the secure collection and standardization of all types and formats of derivative data into accessible, indexed, and customizable units to be monetized and traded on a proprietary exchange.

R2 Licensor’s relevant consuming public consists of private companies and public organizations in the biotechnology space.

R3 Licensor provides services worldwide including the United States of America.

R4 Licensor is the owner of certain proprietary materials (the “Proprietary Materials”) defined in Section 1.15 and described in more detail in Appendix A, incorporated herein by reference.

R5 Licensor wishes to license the Proprietary Materials to Licensee for Licensee’s use with their technology and in their Territory in the diagnosis and therapeutics industries.

R6 Licensee wishes to license the Proprietary Materials and use them in the Territory to develop and sell products and services throughout the Territory to the Targeted Market.

License Agreement 5 Datavault AI Inc.

R7 Licensee agrees and acknowledges that the Proprietary Materials are Licensor’s valuable property, and that Licensor is the sole owner of the Proprietary Materials.

NOW THEREFORE, in consideration of the mutual promises, covenants, and agreements herein, the Parties, intending to be legally bound, agree as follows:

SUBSTANTIVE PROVISIONS

1.
DEFINITIONS

The following terms shall have the indicated meanings when used in this Agreement:

1.1
Affiliate. With respect to any specified Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such specified Person.
1.2
Confidential Information. Confidential Information shall be information disclosed by one Party to the other Party (i) in writing or in other tangible form, or (ii) orally or in other intangible form, as described and defined herein. Confidential Information, with respect to the recipient Party, shall include, but is not limited to, information, business methods, business practices, marketing plans, operations information, employee information, customer lists, financial information, business records, trade secrets, source code, documents or materials provided by the disclosing Party or on behalf of the disclosing Party to the recipient Party, together with any notes, e-mails, analyses, memoranda, computer records or other materials prepared by the recipient Party which contain or reflect such documents, information or materials, but shall exclude any such information, documents or materials which: (i) are lawfully, to the recipient Party’s knowledge, in the possession of the recipient Party prior to the date of this Agreement; (ii) were available in the

License Agreement 6 Datavault AI Inc.

public domain other than through a violation of the recipient Party’s obligations under this Agreement; (iii) the recipient Party developed independently without reference to the Confidential Information; or (iv) is furnished to the recipient Party by a third party not under an obligation of confidentiality to the disclosing Party known to the recipient Party.
1.3
Control. With respect to any specific Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have correlative meanings.
1.4
End User. Any customer within the Territory that obtains Product directly or indirectly from Licensee for use, installation and/or application.
1.5
Exploit. Research, develop, make, have made, use, sell, have sold, offer for sale, import, export, register, market, promote, advertise, commercialize, distribute, or otherwise practice or exploit, and to authorize or have any of the foregoing done on its behalf, including through Affiliates, subcontractors, or sublicensees.
1.6
Field of Use. Diagnosis and therapeutics for all human and animal species, and all related applications and uses. The Field of Use includes all activities involving DNA, RNA, genetic, genomic, diagnostic, and therapeutic data, information, and materials. It further includes the digitization, storage, analysis, and tokenization of any such data, information, or materials, and the creation, issuance, exchange, trading, or other commercialization of tokens or other digital representations thereof on any public or private exchange or blockchain network, and any related activities.

License Agreement 7 Datavault AI Inc.

1.7
Goodwill. The reputation, quality, commercial recognition and public perception of any Mark and/or the content included in the Proprietary Materials and/or their use. All Goodwill arising solely from Licensee’s use of the Proprietary Materials shall inure solely to the benefit of Licensor. Neither during the Term of this Agreement nor at any time thereafter shall Licensee assert any claim or ownership right to the Goodwill.
1.8
Including. As used in this Agreement, the word “including” shall mean “including by way of illustration only and not as a limitation.”
1.9
Intellectual Property. All intellectual property associated with the Proprietary Materials, all materials associated with the implementation thereof, and all Marks and Goodwill, including: (a) any idea, formula or formulation, design, concept, technique, technology, invention, discovery, or improvement regardless of patentability, patents, patent applications, trade secrets, Know How, trade names, trademarks, and service marks; (b) any work of authorship, regardless of copyrightability, documentation, manuals, software, source code, object code, data, databases, copyrights and any moral rights recognized by law; (c) any other similar intellectual property including those defined under the Patent Act (35 U.S.C. §§ 101 et seq.), the Copyright Act (17 U.S.C. §§ 101 et seq.), and the Lanham Act (15 U.S.C. §§ 1051 et seq.); (d) all Goodwill including the Goodwill associated with the preceding; and (e) the Marks. Licensor is the sole owner of all Intellectual Property, and it is Licensor’s valuable asset. For clarity, Intellectual Property includes, and the licenses granted hereunder extend to, any and all updates, upgrades, enhancements, modifications, new versions, derivative works, and improvements to or arising out of the foregoing, whether developed, acquired, or otherwise obtained by Licensor during the Term.

License Agreement 8 Datavault AI Inc.

1.10
Intellectual Property Rights. Licensor’s legal rights to and/or interests in the Intellectual Property including those rights defined under the Patent Act (35 U.S.C. §§ 101 et seq.), the Copyright Act (17 U.S.C. §§ 101 et seq.), and the Lanham Act (15 U.S.C. §§ 1051 et seq.).
1.11
Know How. Expert skill, information or body of knowledge that (a) imparts an ability to cause a desired result, (b) is not readily available and (c) is outside the public domain.
1.12
Loss. All dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorney fees and expenses arising out of any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees and rulings.
1.13
Mark; Marks. Trademarks and/or service marks whether or not registered; logos; logotypes; and/or symbols indicating, representing or evidencing a source of origin in Licensor and/or Licensor’s endorsement, approval or sponsorship; including any Goodwill incorporated therein.
1.14
Material Breach. Any violation of this Agreement which excuses the non- breaching Party from further performance and permits the non-breaching Party to commence legal proceedings to seek equitable relief and/or damages.
1.15
Net Sales. The gross amounts actually received by Licensee for the sale, lease, or other disposition of the Product in bona fide, arms-length transactions to third parties, less the following deductions actually allowed and taken:
1.15.1
Trade, quantity, or cash discounts granted to customers;

License Agreement 9 Datavault AI Inc.

1.15.2
Sales, use, value-added, excise, or similar taxes directly imposed on and attributable to the sale of the Product;
1.15.3
Rebates, chargebacks, or credits actually granted to government agencies or other customers in accordance with customary programs;
1.15.4
Transportation, insurance, and handling costs incurred in delivering the Product to customers; and
1.15.5
Credits, allowances, or adjustments for returned, damaged, or defective Product, or for recalls required by applicable law.
1.16
Person. Any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust or other entity, or any government or agency or political subdivision, department or instrumentality thereof.
1.17
Product. Any one or more of the products and services created by Licensee that specifically incorporate, or make use of in the course of development, the Proprietary Materials, including all published and/or printed versions of same in any medium, directed toward the Targeted Market.
1.18
Proprietary Materials. Materials over which Licensor has title or ownership rights, and specifically limited to the items set forth in Appendix A to this Agreement, incorporated herein by reference. The Proprietary Materials are a valuable asset of Licensor.
1.19
Targeted Market. Any and all commercial areas and industries applicable to the Proprietary Materials, including biotechnology, biopharmaceutical, genetic, diagnostic, and

License Agreement 10 Datavault AI Inc.

data-related industries, and any markets relating to the generation, use, storage, analysis, tokenization, and exchange of DNA, genetic, diagnostic, and therapeutic data or materials.
1.20
Technology. The creation and/or application and/or installation and/or use of Product and the information and Know How necessary to do so.
1.21
Term. The term of this Agreement as set forth in Section 3.1 of this Agreement.
1.22
Territory. Worldwide, including, but not limited to, the United States of America.
2.
LICENSE OF PROPRIETARY MATERIALS
2.1
Grant of Right. Licensor hereby grants to Licensee an exclusive, non-transferable (other than in connection with a permitted assignment of this Agreement) license, with right to sublicense (through multiple tiers), during the Term and within the Territory, subject to all of the terms and conditions contained in this Agreement, to: (1) Exploit the Proprietary Materials and Intellectual Property in connection with Exploitation of the Product in the Field of Use to the Targeted Market and (2) Exploit the Product in the Field of Use to the Targeted Market.
2.2
Right of Licensor to Use Proprietary Materials. Subject to the limitations set forth herein, nothing in this Agreement shall be construed to limit the right of Licensor or any of its agents or representatives, or any third parties licensed or otherwise authorized by Licensor, to use the Proprietary Materials including the Marks or reproductions of same for any activity outside the Field of Use.
2.3
Technology Transfer. Promptly following the Effective Date, Licensor shall, at its sole cost and expense (unless otherwise agreed), transfer to Licensee all Intellectual Property

License Agreement 11 Datavault AI Inc.

necessary or reasonably useful for Licensee to Exploit the Proprietary Materials and Product. Such transfer shall include both written documentation and reasonable technical assistance from Licensor’s qualified personnel to enable Licensee to effectively Exploit such Proprietary Materials and Product. Licensor shall complete the initial transfer within [•] days after the Effective Date and shall provide ongoing reasonable cooperation and updates to Licensee with respect to any improvements, modifications, or additional Know-How developed by Licensor during the Term.
2.4
Limitation of Appointment. Licensee shall have no right to market or sell Product (a) to customers other than in the Targeted Market. Licensee shall not: (b) advertise, promote or solicit customers outside the Targeted Market.
2.5
No Transfer of Ownership. No ownership interest in the Proprietary Materials and Goodwill is transferred to Licensee hereunder nor shall anything in this Agreement be construed as a transfer to Licensee of any rights to or interests in the Proprietary Materials and Goodwill. Subject to the provisions of Section 6.3, any and all improvements, enhancements, adaptations, derivatives, build offs, and modifications of the Proprietary Materials created by Licensee during the Term of this Agreement and at any time thereafter shall be the exclusive property of Licensor.
2.6
Licensee Pricing. Licensee may determine and fix its own pricing for Product.
3.
TERM; RENEWAL; TERMINATION
3.1
Term. This Agreement shall commence on the Effective Date and shall continue for the life of Licensor’s patents underlying the Proprietary Materials (“Term”). Upon the

License Agreement 12 Datavault AI Inc.

expiration of such patents, the license granted to Licensee hereunder shall become fully paid-up, perpetual, irrevocable, non-exclusive, and royalty-free.
3.2
Termination Events. The Parties jointly may terminate this Agreement at any time by mutual agreement, in writing, and signed by both Parties. Further, either Party may immediately terminate this Agreement upon written notice to the other Party if the other Party:
3.2.1
(a) ceases to exist or elects to dissolve; (b) becomes insolvent, makes or attempts a general assignment for the benefit of its creditors; (c) suffers or permits the appointment of a receiver for its business assets; or (d) avails itself of or becomes subject to any proceeding under any federal Bankruptcy Act or other federal or state statute relating to reorganization, insolvency or the protection of the rights of creditors; or
3.2.2
commits a material breach of this Agreement and the breach is not cured within thirty (30) days after receipt by the breaching Party of written notice of the breach.
3.3
Termination by Licensor. Notwithstanding the foregoing Section 3.2, Licensor may immediately terminate this Agreement upon written notice to Licensee if Licensee:
3.3.1
fails to make any required payment in full to Licensor on the date due as required by this Agreement and fails to cure the default within fifteen (15) days after receiving written notice of the default; or
3.3.2
attempts an assignment of its rights under this Agreement except as provided for in this Agreement, unless otherwise agreed by Licensor in writing; or

License Agreement 13 Datavault AI Inc.

3.3.3
if after the 24th month from the date hereof Licensee does not achieve and maintain a minimum of one million dollars ($1,000,000) in annual royalty payments to Licensor from the sale, lease or licensing of Product.
3.4
Termination by Licensee. Notwithstanding the foregoing Section 3.2, Licensee may terminate this Agreement as follows:
3.4.1
upon written notice to Licensor if a court of competent jurisdiction enters a final judgment that any portion of the Proprietary Materials violates the intellectual property rights of a third party and the judgment is not under appeal, and Licensor fails to cure the infringement within ninety (90) days of entry of the judgment. During the ninety (90) days Licensor may, at its option and expense, procure for Licensee the right to continue to distribute Product subject to the judgment; or
3.4.2
upon thirty (30) days written notice to Licensor at any time and without cause.
3.5
Rights Cumulative. The Parties’ rights as set forth in this Section 3 are cumulative in addition to any other rights the parties may have at law or in equity.
3.6
Fulfillment of Obligations. The termination of this Agreement shall not otherwise release either Party from its obligation to pay any sum that may be then owing to the other Party, nor operate to discharge any liability that had been incurred by either Party prior to termination. All payments accrued and actually due to Licensor prior to the date of termination shall be paid to Licensor within thirty (30) days of the date of termination. Any unpaid portion of the License Fee or other amounts not yet accrued as of the date of termination shall be deemed waived and shall

License Agreement 14 Datavault AI Inc.

not be payable. Except as provided in the preceding sentence, either Party shall not, by reason of the termination of this Agreement, be liable to the other Party for any damages (whether direct, consequential or incidental to and including loss of profit or prospective profits of any kind) sustained or arising out of any such termination.
3.7
Effect of Termination. Upon termination of this Agreement, Licensee may continue to Exploit its existing inventory of Product to fulfill its existing contractual obligations to End Users entered into prior to the date of termination. Licensee shall immediately cease to use the Proprietary Materials, including the Marks, in any new Product or in connection with any marketing, advertising, sales, leases, or licenses of Product so long as it contains any Proprietary Materials. For clarity, this Section shall not restrict Licensee from Exploiting Product that no longer contains any Proprietary Materials.
3.8
Return of Property. Within fifteen (15) days of termination of this Agreement Licensee shall return to Licensor or destroy all of the Proprietary Materials in Licensee’s possession or control including all advertising, marketing and promotional materials.
3.9
Post-termination Disclosure of Confidential Information. No Confidential Information of either Party may be disclosed by the other Party following termination of this Agreement, except as provided herein.
3.10
Survival. The following Sections of this Agreement shall survive the termination of this Agreement: 1, 3.8, 3.9, 3.10, 3.11, 4.8, 5.2, 7, 8, 9, 10.2, 11, 12.1 and 13. Certain other provisions may survive as indicated within their respective sections of this Agreement.

License Agreement 15 Datavault AI Inc.

3.11
Remedies Upon Termination. Licensee acknowledges that its failure to cease marketing and distribution of Product containing Proprietary Materials upon the termination of this Agreement, except as herein permitted, may result in immediate irreparable damage to Licensor. Licensee further acknowledges that Licensor will have no adequate remedy at law for such failure and in the event of any such failure Licensor shall be entitled to seek equitable relief by way of temporary and permanent injunctions and such other and further relief as any court of competent jurisdiction may deem just and proper.
4.
OBLIGATIONS OF LICENSEE
4.1
Sub-Licensees. Licensee shall have the right to appoint any sub-Licensee or agent to promote and/or distribute Product without Licensor’s prior written consent including to appointments of Affiliates of Licensee in such capacity. Notwithstanding Licensor’s consent to Licensee’s appointment of sub-Licensees or agents, Licensee shall remain liable for the performance of such sub-Licensees and agents.
4.2
Subcontractors. Licensee has the right to hire contractors and subcontractors for all tasks performed by Licensee related to Product including marketing, sales, customer support and technical advising.
4.3
Marketing. Without limiting the generality of Section 4.1 of this Agreement, Licensee shall use commercially reasonable efforts to further the advertising, promotion, marketing, sales and distribution of Product within the Territory.
4.4
Press Releases and Publicity. Either Party shall not issue or permit the issuance of any press releases or publicity regarding Product or this Agreement, or grant any interview, or

License Agreement 16 Datavault AI Inc.

make any public statements whatsoever concerning Product or this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld.
4.5
Records. Licensee shall keep complete and accurate records of its sales and service of Product. Licensee shall keep all records current and, upon reasonable notice, shall make them available for inspection by Licensor’s representatives once per annum.
4.6
Customer Support. Licensee agrees to provide all End Users with reasonable, as determined by Licensee in its sole discretion, service and technical support, including:
4.6.1
technical information; and
4.6.2
availability of personnel to ensure that Product is timely and effectively supported and that appropriate and necessary training is provided; and
4.6.3
customer support personnel available at reasonable times during business hours to respond to inquiries and complaints from customers and End Users.
4.7
Enforcement. Notwithstanding anything to the contrary in this Agreement, Licensee shall have the exclusive right, at its sole discretion, to initiate, prosecute, defend, settle, or otherwise manage any claims, actions, or proceedings relating to the Product, including but not limited to claims concerning Intellectual Property Rights, regulatory matters, or third-party infringement. Licensor shall, at Licensee’s reasonable request and expense, cooperate with Licensee and provide reasonable assistance, including executing documents, providing information, and making personnel available, to enable Licensee to pursue, defend, or resolve any such claims or actions.

License Agreement 17 Datavault AI Inc.

4.8
Non-Solicitation. Each Party covenants and agrees that during the Term of this Agreement and for a period of one (1) year thereafter it shall not directly or indirectly (a) induce or attempt to persuade any customer or client of the other Party to terminate his, her or its business relationship with the other Party, or (b) induce, attempt to persuade or solicit any other affiliate, associate, employee, agent, vendor, supplier, consultant, distributor or representative of the other Party to terminate his, her or its business relationship with the other Party; provided, however, that this restriction shall not apply to any such Person who as of the date hereof has already entered into discussions with such Party or contacted such Party with respect to entering into a commercial or employment relationship, or contacts such Party of such Person’s own accord, and without solicitation by such Party, to initiate such discussions; provided, further, that generalized advertisement of commercial or employment opportunities including in trade or industry publications (not focused specifically on or directed in any way at such Persons) shall not be deemed to cause a breach of this restriction.
5.
FEES; ROYALTIES; PAYMENT
5.1
Payment; Pricing; Cancellation.
5.1.1
Licensee agrees to pay Licensor non-refundable licensing fee and milestone payments as set forth in Appendix B to this Agreement (the “License Fee”).
5.1.2
Licensee agrees to pay Licensor a royalty fee equal to Five Percent (5%) on all Net Sales of Product received by the Licensee (the “Royalties”). Licensee agrees to pay Licensor quarterly for all Royalties due for the previous calendar quarter’s payments processed by Licensee, with such fees to be calculated and paid by Licensee within sixty (60) days after the end of the applicable calendar quarter.

License Agreement 18 Datavault AI Inc.

5.1.3
Licensee will determine in its sole discretion, as it deems appropriate, the pricing of Product and any fees to be charged in relation therewith. Licensee may from time to time and in its sole discretion, as it deems appropriate, revise such Product pricing and/or fees. Licensee will give Licensor, upon Licensor’s request, a current schedule of Product pricing and associated fees.
5.1.4
In addition to the fee set forth in Section 5.1.1, if Licensee requests Licensor to provide additional services and assistance in connection with Licensee’s development and sale of Product, Licensee and Licensor shall negotiate in good faith with respect to additional separate compensation to Licensor for the provision of such services and assistance to Licensee.
5.2
Accounting; Books and Records.
5.2.1
Licensee shall, at its sole cost and expense, maintain complete and accurate books and records (specifically including, without limitation, the original or copies of documents supporting entries in the books of account) covering all transactions arising out of or relating to this Agreement.
5.2.2
Upon reasonable advance notice of not less than forty-eight (48) hours, Licensor and its duly authorized representatives shall have the right, once (1) a year, during normal business hours during the Term and for one (1) year thereafter, to examine said books and records and all other documents and materials in the possession or control of Licensee and its agents with respect to the subject matter and terms of this Agreement. Within a reasonable period (which shall not exceed thirty (30) days) following the completion of any audit, any Person performing such audit on Licensor’s behalf shall provide Licensee with a certified written report containing such

License Agreement 19 Datavault AI Inc.

Person’s conclusions, including the amount of any underpayment owed or overpayment made, if any, by Licensee hereunder.
5.2.3
The exercise by Licensor of any right to audit at any time once a year or the acceptance by Licensor of any statement or payment shall be without prejudice to any of Licensor’s rights and remedies and shall not bar Licensor from thereafter disputing the accuracy of any payment or statement. Licensee shall remain fully liable for any balance due under this Agreement.
6.
QUALITY; STANDARDS; PROTECTION AND PRESERVATION OF RIGHTS
6.1
Licensor’s Intellectual Property; Validity of Marks. Licensee acknowledges that Licensor is the owner of all right, title and interest in and to the Intellectual Property and Intellectual Property Rights as described in the foregoing Recitals and Definitions, including rights and interests in the Marks. Licensee agrees that it will not at any time during the Term of this Agreement contest the validity or ownership of the Intellectual Property or directly or indirectly assist others in contesting the validity or ownership of the Intellectual Property.
6.2
Licensor Goodwill, Image, and Reputation. Licensee shall use commercially reasonable efforts to conduct its business in a manner that preserves the good name, image and reputation of Licensor. Licensee agrees that Licensor’s Goodwill and reputation are valuable commercial assets of Licensor. Licensee agrees that it will not intentionally do anything to damage Licensor’s Goodwill and reputation. Licensee acknowledges that the Intellectual Property represents the valuable Goodwill of Licensor. Any unauthorized use of any of the Intellectual Property by Licensee will constitute a material breach of this Agreement and an infringement.

License Agreement 20 Datavault AI Inc.

6.3
Improvements. Licensor acknowledges that Product and the Technology, and all improvements, extensions, modifications, derivatives, and build-offs (the “Improvements”) of or to any of Product or the Technology developed in whole or in part by Licensee shall belong exclusively to Licensee. Licensor shall promptly execute any documents required by Licensee to record ownership in Product and/or the Technology, and any Improvements thereon. If requested by Licensee, Licensor shall cause its employees and agents to cooperate with Licensee, at Licensee’s expense, to obtain intellectual property protection, including trademark, patent or copyright protection, on any Product or Technology, or Improvement thereon; provided that such cost shall be fully borne by Licensor where Licensor’s willful misconduct or gross negligence have in any way endangered or threatened to endanger such rights of Licensee.
7.
INFRINGEMENT
7.1
Notification of Infringement Actions. Licensee will notify Licensor in writing of any third-party use or registration or attempted use or registration of any of the Intellectual Property that infringes or is likely to infringe Licensor’s rights in the Intellectual Property within three (3) calendar days of becoming aware of the same. Licensee also shall notify Licensor in writing of any action, claim or demand against Licensee relating to the Intellectual Property within three (3) calendar days of receipt of notice of such action, claim or demand. Upon notice of an infringement or potential infringement or an action, claim, or demand against Licensee relating to the Intellectual Property, except such proceedings relating to Product (which shall be governed by Section 4.7), Licensor shall in its sole discretion: (a) determine whether to bring an action to stop the infringement, or (b) determine whether to defend against any such action, claim or demand, if such action, claim or demand is due solely to Licensee’s use of any of the Intellectual Property.

License Agreement 21 Datavault AI Inc.

7.2
Licensor Litigation Responsibilities. If Licensor brings any action or defends against any action, claim or demand under Section 7.1, except such proceedings relating to Product (which shall be governed by Section 4.7), Licensor shall (1) select counsel to handle the action or defense, (2) be responsible for the costs of the action or defense, including reasonable attorneys’ fees, (3) be entitled to any recovery, and (4) in its sole discretion, agree upon settlement terms. Licensee shall reasonably cooperate in all respects with Licensor in connection with any such action or defense. Such cooperation shall include Licensee’s production of relevant information, including without limitation documents and things, and giving testimony at deposition and trial without being subpoenaed. If Licensee desires to retain its own counsel in connection with any such action or defense, it shall be responsible for its own attorneys’ fees and costs.
8.
CONFIDENTIAL INFORMATION
8.1
Confidential Obligations. The recipient Party shall hold and treat, and direct its potential and existing partners, officers, directors, employees, agents, representatives, consultants and advisors, including, without limitation, attorneys, accountants and financial advisors (collectively, “Related Persons”), to hold and treat, in confidence, the Confidential Information of the disclosing Party. Without the disclosing Party’s prior written consent, the recipient Party and its Related Persons shall not, except as hereinafter provided, disclose such Confidential Information to any other Person or use such Confidential Information other than in connection with the recipient Party’s duties and obligations pursuant to this Agreement. The recipient Party further agrees to disclose such Confidential Information only to those of its Related Persons who need to know such Confidential Information in connection with this Agreement, and who the recipient Party directs to keep such information confidential and to abide by the terms of this

License Agreement 22 Datavault AI Inc.

Agreement with respect to, and only with respect to, Confidential Information to the same extent as if they were parties hereto.
8.2
Permitted Disclosure. Notwithstanding the foregoing, the recipient Party or any Related Person of the recipient Party may disclose such Confidential Information: (a) pursuant to any lawful subpoena of any governmental or regulatory authority regulating or overseeing any part of the business or activities of the recipient Party or such Related Person, or in connection with any examination of the recipient Party or such Related Person by such authority; or (b) pursuant to any order of any court of competent jurisdiction. To the extent disclosure is required by any court order or pursuant to any subpoena or other legal process, the recipient Party or such Related Person will, if lawfully able to do so, promptly notify the disclosing Party of such requirement or request so that the disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the confidentiality provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the disclosing Party waives compliance with the confidentiality provisions of this Agreement, the party requested or compelled to disclose such Confidential Information will furnish only that portion of such Confidential Information which is legally required and will exercise its commercially reasonable efforts to obtain reliable assurance that the confidential treatment will be accorded that portion of the Confidential Information so furnished.
9.
REPRESENTATIONS & WARRANTIES

Each Party represents and warrants that it has full power and authority to enter into this Agreement and to carry out all actions required of it by this Agreement. And further:

9.1
By Licensor. Licensor represents and warrants:

License Agreement 23 Datavault AI Inc.

9.1.1
that neither the Intellectual Property, the Proprietary Materials nor this Agreement infringes the rights of third parties, including rights in any U.S. patent, trademark, trade dress, copyright or other proprietary or property right, nor misappropriates or discloses any third party trade secrets;
9.1.2
that it will work with Licensee in good faith and will use commercially reasonable efforts to assist Licensee in marketing Product during the Term of this Agreement;
9.1.3
that it has all right, title, and interest in and to the Proprietary Materials and Intellectual Property necessary to grant the licenses granted hereunder and to perform its obligations under this Agreement;
9.1.4
that the Proprietary Materials and Intellectual Property licensed hereunder comply with their written specifications and all applicable documentation;
9.1.5
that the execution, delivery, and performance of this Agreement by Licensor does not and will not violate, conflict with, or constitute a default under any agreement, instrument, order, judgment, or decree to which Licensor is a party or by which Licensor is bound; and
9.1.6
that the Proprietary Materials and Intellectual Property are free and clear of any liens, security interests, or other encumbrances that would materially interfere with Licensee’s rights under this Agreement.
9.2
Licensor’s Limitation of Liability and Disclaimer. Licensor’s representations and warranties set forth in this Section 9 shall be and are subject to and limited by the limitations of liability set forth more fully in Sections 10 and 11 of this Agreement.

License Agreement 24 Datavault AI Inc.

9.3
By Licensee. Licensee represents and warrants:
9.3.1
that its entry into this Agreement does not violate any of its agreements with any third party; and
9.3.2
that it will not grant any rights to any third party that conflict with its obligations to or the rights of Licensor as set forth in this Agreement.
10.
LIMITATIONS OF LIABILITY AND DISCLAIMERS
10.1
EXCEPT AS PROVIDED IN THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, RELATED TO THE INTELLECTUAL PROPERTY OR THE PROPRIETARY MATERIALS INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A SPECIFIC PURPOSE.
10.2
LICENSOR SHALL NOT BE LIABLE TO LICENSEE FOR LOSS OF PROFITS OF BUSINESS, INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER BASED IN CONTRACT OR IN TORT (INCLUDING NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, BUT NOT INCLUDING FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), WARRANTY OR INDEMNITY, WHETHER OR NOT LICENSOR AND/OR LICENSEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
10.3
LICENSEE SHALL NOT BE LIABLE TO LICENSOR FOR LOSS OF PROFITS OF BUSINESS, INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER BASED IN CONTRACT OR IN TORT (INCLUDING

License Agreement 25 Datavault AI Inc.

NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, BUT NOT INCLUDING FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), WARRANTY OR INDEMNITY, WHETHER OR NOT LICENSEE AND/OR LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
11.
INDEMNIFICATION
11.1
Indemnification.
11.1.1
Licensor shall indemnify, defend, and hold harmless Licensee, its Affiliates, and their respective officers, directors, employees, and agents rom and against any and all losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees) incurred in connection with any claim, suit, or proceeding brought by a third party alleging that the Exploitation of the Proprietary Materials and/or Intellectual Property infringes, misappropriates, or otherwise violates any intellectual property or proprietary rights of a third party.
11.1.2
Each Party (the “Indemnifying Party”) shall indemnify, defend, and hold harmless the other Party (the “Indemnified Party”) and its Affiliates and their respective officers, directors, employees, and agents from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and court costs) arising out of or resulting from any third-party claim, suit, action, or proceeding to the extent such claim arises from or relates to (a) the Indemnifying Party’s fraud, gross negligence, or willful misconduct or (b) violation of applicable law by the Indemnifying Party in connection with its performance under this Agreement.

License Agreement 26 Datavault AI Inc.

11.1.3
The indemnified Party shall provide the indemnifying Party prompt written notice of any third party claim and cooperate reasonably in the defense of such claim. The indemnifying Party shall have the right to control the defense and settlement of such third party claim; provided, however, that the indemnifying party may not settle any claim in a manner that imposes an obligation on the indemnified Party or admits liability on behalf of the indemnified Party without the indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed.
11.2
Sub-Licensees and Agents. Licensee agrees to indemnify Licensor and hold Licensor harmless from all damages, Losses, liabilities or expenses arising in any manner from any act or omission on the part of any sub-Licensee or agent appointed by Licensee. The provisions of Article 11 and Licensee’s obligations thereunder shall survive any termination and/or rescission of this Agreement.
12.
ASSIGNMENT
12.1
No Assignment Without Consent. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their successors and assigns. The rights granted to each Party hereunder are personal in nature and each Party shall not sell, transfer, lease, sub-license or assign this Agreement or rights and interests hereunder or any part thereof to any Person, by operation of law or otherwise, without the prior written consent of the other Party or except as set forth in Section 12.2. Any attempted assignment, sub-license or transfer of this Agreement by a Party in derogation of the terms and conditions of this Agreement shall be null and void and shall subject the Agreement to immediate termination by the other Party.

License Agreement 27 Datavault AI Inc.

12.2
Affiliates; Change of Control. Either Party may assign this Agreement to (a) an Affiliate, and (b) any entity that acquires all or substantially all of the controlling shares of such Party, and any change of control shall be deemed a valid assignment of this Agreement.
13.
MISCELLANEOUS
13.1
Recitals; Definitions. The Parties warrant to each other that, to the best of their knowledge, the foregoing Recitals and Definitions are true and correct. No facts have come to the attention of any Party suggesting any other state of affairs or any incorrect statements in the Recitals and/or Definitions. The Parties agree that the statements in the Recitals and Definitions form a material part of this Agreement and are incorporated herein by reference.
13.2
Independent Contractors. The Parties are independent contractors. Neither Party is an agent, representative or partner of the other Party. Neither Party shall have any right, power or authority to enter into any agreement, either express or implied, for or on behalf of, or to incur any obligation or liability for, or to otherwise bind, the other Party. This Agreement shall not be construed to create an association, joint venture, co-ownership, franchiser/franchisee relationship, or partnership between the Parties or to impose any partnership obligation or liability upon either Party.
13.3
Costs. Except as otherwise expressly provided in writing, each Party assumes full responsibility for all costs and expenses which it incurs in carrying out its obligations under this Agreement, including, but not limited to, all rentals, salaries, commissions, advertising, demonstration, travel and accommodation expenses without the right to reimbursement for any portion thereof from the other Party.

License Agreement 28 Datavault AI Inc.

13.4
Captions; Headings. The captions and headings used in this Agreement are for convenience only and shall not be construed to have any legal significance.
13.5
Governing Law; Jurisdiction; Venue; Attorney Fees. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws. The Parties submit to the exclusive personal jurisdiction of the State of Delaware. Venue for the adjudication of any dispute arising under or related to this Agreement shall be only in Delaware, and not elsewhere. Objections to the venue are hereby waived. In the event that either Party shall be required by the actions of the other Party to retain an attorney to enforce or protect its legal rights hereunder, and if judicial proceedings shall thereafter ensue, the prevailing Party shall be entitled to its reasonable attorney’s fees and costs.
13.6
Counterparts. This Agreement may be executed in any number of identical counterparts with the same effect as if all parties had signed the same document. All counterparts shall be construed as, and shall constitute, one and the same agreement.
13.7
Invalidity; Severability. If any provisions of this Agreement should be or become invalid or unenforceable, the validity of the remaining provisions shall not be affected. The invalid or unenforceable provision shall be converted by mutual consent of the Parties, to the extent possible, to a valid and enforceable provision which comes as close as possible to the intention of the original provision.
13.8
Entire Agreement; Changes in Writing. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement. This Agreement may not be amended or modified except in a writing signed by the Parties.

License Agreement 29 Datavault AI Inc.

13.9
No Waiver. Under this Agreement, a waiver by a Party of any default in performance by the other Party shall not constitute a waiver of any subsequent default in performance. A waiver by a Party to exercise any right or option or to enforce any term, condition or provision of this Agreement shall operate as a waiver only for the specific occasion that the waiver is given, and this Agreement shall otherwise continue to be fully effective and operable as to all other occasions.
13.10
Notices. All notices by the parties must be in writing, served by registered mail or by facsimile which must be confirmed by a letter, or by hand-delivery against receipt. Notices shall be delivered to the following addresses:

License Agreement 30 Datavault AI Inc.

To Licensor: Datavault AI Inc.
Attn: Nathaniel T. Bradley, CEO
15268 NW Greenbrier Pkwy
Beaverton, OR 97006

To Licensee: Scilex Holding Company
Attn: Henry Ji, CEO
960 San Antonio Road
Palo Alto, CA 94303

13.11
Computation of Time. Any obligation or the exercise of any right that must be performed within a specified number of days includes weekends and holidays in such computation unless otherwise indicated.
13.12
Interpretation. This Agreement was reached as a result of negotiations between competent parties. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party drafting a document. It shall be construed neither for nor against Licensor or Licensee, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the parties.
13.13
Conflict with Appendices. In the event of any conflict between this Agreement and any attached Appendix, the terms and conditions of this Agreement shall control.
13.14
Time. Time is of the essence under this Agreement.
13.15
Cooperation and Other Documents and Actions. The Parties agree to cooperate and fully execute any and all supplemental documents and take all further actions which may be necessary and appropriate to give full force and effect to this Agreement.
13.16
Binding Agreement. This Agreement is binding upon and shall inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the Parties.

License Agreement 31 Datavault AI Inc.

13.17
Effective Date. This Agreement shall be deemed effective as of the date first stated above and may be specifically enforced.
13.18
Acknowledgment; Waiver of Conflicts. Each Party to this Agreement acknowledges that Paul Hastings LLP, counsel for the Licensee, may have in the past performed, and may continue to or in the future perform, legal services for the Licensor in matters that are similar, but not substantially related, to the transactions described in this Agreement, including the representation of the Licensor in commercial agreements and other matters. Accordingly, each Party hereby acknowledges that (a) it has had an opportunity to ask for information relevant to this disclosure, and (b) Paul Hastings LLP represents only the Licensee with respect to this Agreement and the transactions contemplated hereby. The Licensee gives its informed consent to Paul Hastings LLP’s existing and/or future representation of the Licensor in matters not substantially related to this Agreement, and the Licensor gives its informed consent to Paul Hastings LLP’s representation of the Licensee in connection with this Agreement and the transactions contemplated hereby.

License Agreement 32 Datavault AI Inc.

The undersigned Parties have carefully reviewed this Agreement and accept its terms and conditions. The Parties execute this Agreement as of its Effective Date.

LICENSOR:	LICENSEE:
Datavault AI Inc.	Scilex Holding Company
By: /s/ Nate Bradley	By: /s/ Henry Ji
Printed Name: Nate Bradley	Printed Name: Henry Ji, Ph.D.
Title: CEO	Title: Chief Executive Officer

License Agreement 33 Datavault AI Inc.

Exhibit 99.1

FOR IMMEDIATE RELEASE

November 4, 2025

Scilex Holding Company Announces Worldwide Exclusive License for Tokenization and Monetization of Real World Asset (RWA) in Genomic, DNA Data, Diagnosis, Therapeutics Products, Genetic and Drug information from DataVault AI

PALO ALTO, CALIFORNIA – November 4, 2025 (GLOBE NEWSWIRE) - Scilex Holding Company (“Scilex” or the “Company”) (Nasdaq: SCLX), an innovative revenue-generating company focused on acquiring, developing and commercializing non-opioid pain management products for the treatment of acute and chronic pain and neurodegenerative and cardiometabolic disease, today announced that it has in-licensed a worldwide exclusive license, with right to sublicense, to DataVault AI’s proprietary AI-driven technology for the use within the biotech and biopharma industry, specifically enabling the creation and operation of a Biotech Exchange platform. This license allows Scilex to leverage Datavault AI's advanced data platforms for secure tokenization, trading, and monetization of biotech assets, including genomic, DNA data, diagnostic, therapeutic products, genetic and drug information, marking a significant step forward in the commercialization of biotech innovations.

Scilex also believes that this advanced data platform will have the potential to expand into the creation of a Pharmaceutical Exchange platform which will potentially revolutionize the entire pharmaceutical industry.

Scilex believes that there is an opportunity to tokenize approximately $2.0 trillion dollars pharmaceutical drug sales and diagnostic sales.1 Scilex also believes the potential of using tokenization on the exchange platform might provide an alternative vehicle for companies to raise non-dilutive funding to develop and commercialize diagnostic and therapeutic products.

The license centers on Datavault AI's robust portfolio of intellectual property, including the key pending patent for "Platform and Method for Tokenizing DNA Data" (U.S. Patent Application No. 17/941,623), which provides a framework for securely tokenizing and exchanging sensitive genetic information. This technology is supported by a suite of issued and pending patents that collectively enable the Biotech Exchange, such as:

• Issued: "Platform for Management of User Data" (U.S. Patent Nos. 11,593,515; 11,960,622; 12,100,025) and continuations, which facilitate secure user data handling and monetization.

Page | 34

• Issued: "Portfolio Driven Targeted Advertising Network, System, and Method" (U.S. Patent No. 11,315,150), enabling data-driven targeting in exchange ecosystems.

• Pending: "System and Method for Tokenized Minting, Authentication, and Utilization of Assets" (U.S. Patent Application No. 17/842,139), supporting asset tokenization for biotech applications.

• Pending: "Platform and Method for Tokenization of Corporate Data" (U.S. Patent Application No. 17/941,550), adaptable for biotech corporate datasets.

• Pending: "System and Method for Tokenized Licensing of Content" (U.S. Patent Application No. 17/842,328), for licensing biotech intellectual property.

• Pending: "System and Method for Tokenized Affiliate Marketing" (U.S. Patent Application No. 17/842,265), to drive partnerships in biotech data exchanges.

• Pending: "System and Method for Funding a Virtual Location" (U.S. Patent Application No. 17/842,220), applicable to virtual biotech marketplaces.

• Pending: "System and Method for Tokenized Event Management" (U.S. Patent Application No. 19/248,284), for managing biotech events and collaborations.

•
Pending: "System and Method for Registering Claims of Ownership Rights" (U.S. Patent

Application No. 18/412,128), ensuring ownership verification in data trades.

These technologies collectively provide the infrastructure for a secure, efficient Biotech Exchange, allowing for the tokenization, valuation, and seamless trading of biotech data assets while maintaining compliance and privacy standards.

According to the licensing agreement, Scilex shall pay a non-refundable upfront license fee in four equal installments of $2.5 million each on or before December 31, 2025, March 31, 2026, June 30, 2026, and September 30, 2026. DataVault will earn sales milestone payments of up to an aggregate of $2.55 billion upon the achievement of certain applicable sales milestones.

For more information on Scilex Holding Company, refer to www.scilexholding.com

For more information on Semnur Pharmaceuticals, Inc., refer to www.semnurpharma.com

For more information on ZTlido® including Full Prescribing Information, refer to www.ztlido.com.

For more information on ELYXYB®, including Full Prescribing Information, refer to www.elyxyb.com.

For more information on Gloperba®, including Full Prescribing Information, refer to www.gloperba.com.

Page | 35

About Scilex Holding Company

Scilex is an innovative revenue-generating company focused on acquiring, developing and commercializing non-opioid pain management products for the treatment of acute and chronic pain and neurodegenerative and cardiometabolic disease. Scilex targets indications with high unmet needs and large market opportunities with non-opioid therapies for the treatment of patients with acute and chronic pain and is dedicated to advancing and improving patient outcomes. Scilex’s commercial products include: (i) ZTlido® (lidocaine topical system) 1.8%, a prescription lidocaine topical product approved by the U.S. Food and Drug Administration (the “FDA”) for the relief of neuropathic pain associated with postherpetic neuralgia, which is a form of post-shingles nerve pain; (ii) ELYXYB®, a potential first-line treatment and the only FDA-approved, ready-to-use oral solution for the acute treatment of migraine, with or without aura, in adults; and (iii) Gloperba®, the first and only liquid oral version of the anti-gout medicine colchicine indicated for the prophylaxis of painful gout flares in adults.

In addition, Scilex has three product candidates: (i) SP-102 (10 mg, dexamethasone sodium phosphate viscous gel) (“SEMDEXA™” or “SP-102”), which is owned by Semnur (a majority owned subsidiary of Scilex) and is a novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica, for which Scilex has completed a Phase 3 study and was granted Fast Track status from the FDA in 2017; (ii) SP-103 (lidocaine topical system) 5.4%, (“SP-103”), a next-generation, triple-strength formulation of ZTlido, for the treatment of acute pain and for which Scilex has recently completed a Phase 2 trial in acute low back pain. SP-103 has been granted Fast Track status from the FDA in low back pain; and (iii) SP-104 (4.5 mg, low-dose naltrexone hydrochloride delayed-release capsules) (“SP-104”), a novel low-dose delayed-release naltrexone hydrochloride being developed for the treatment of fibromyalgia.

Scilex is headquartered in Palo Alto, California.

About Datavault AI Inc.

Datavault AI™ (Nasdaq: DVLT) is leading the way in AI driven data experiences, valuation and monetization of assets. The company’s cloud-based platform provides comprehensive solutions with a collaborative focus in its Acoustic Science and Data Science Divisions. Datavault AI's Acoustic Science Division features WiSA®, ADIO® and Sumerian® patented technologies and industry-first foundational spatial and multichannel wireless HD sound transmission technologies with IP covering audio timing, synchronization and multi-channel interference cancellation. The Data Science Division leverages the power of high-performance computing to provide solutions for experiential data perception, valuation and secure monetization. Datavault AI's cloud-based platform provides comprehensive solutions serving multiple industries, including HPC software licensing for sports & entertainment, events & venues, biotech, education, fintech, real estate, healthcare, energy and more. The Information Data Exchange® (IDE) enables Digital Twins, licensing of name, image and likeness (NIL) by securely attaching physical real-world objects to immutable metadata objects, fostering responsible AI with integrity. Datavault AI’s

Page | 36

technology suite is completely customizable and offers AI and Machine Learning (ML) automation, third-party integration, detailed analytics and data, marketing automation and advertising monitoring.

The company is headquartered in Philadelphia, PA.

Learn more about Datavault AI at www.dvlt.ai

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts and may be accompanied by words that convey projected future events or outcomes, such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” or variations of such words or by expressions of similar meaning. These forward-looking statements include, but are not limited to, statements regarding future events, Scilex’s ability to leverage Datavault’s platforms for secure tokenization, trading, and monetization of biotech assets, Scilex’s ability to create a [Pharmaceutical Exchange platform], Scilex’s expectations as to the opportunity to tokenize pharmaceutical drug sales and diagnostic sales, including the size of such opportunity, future opportunities for Scilex and its subsidiaries, the future business strategies, long-term objectives and commercialization plans of Scilex and its subsidiaries, the current and prospective product candidates, planned clinical trials and preclinical activities and potential product approvals, as well as the potential for market acceptance of any approved products and the related market opportunity of Scilex and its subsidiaries, statements regarding SP-102, if approved by the FDA, Scilex’s potential to attract new capital and avoid the effects of negative debt leverage and other statements that are not historical facts. These statements are based on management’s current expectations of and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Scilex. These statements are subject to a number of risks and uncertainties regarding Scilex’s business, and actual results may differ materially. These risks and uncertainties include, but are not limited to, general economic, political and business conditions; the ability of Scilex and its subsidiaries to achieve the benefits of the transactions contemplated with Datavault, including future financial and operating results; risks related to the outcome of any legal proceedings that may be instituted against the parties regarding the transactions contemplated with Datavault, including the license agreement and Scilex’s intended use for the licensed material; the risk that the transactions contemplated with Datavault disrupts current plans and operations; the ability of Scilex and its subsidiaries to develop and successfully market products; the ability of Scilex and its subsidiaries to grow and manage growth profitably and retain its key employees; the risk that the potential product candidates that Scilex develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; risks relating to uncertainty regarding the regulatory pathway for Scilex’s product candidates; the risk that Scilex’s product candidates may not be beneficial to patients or successfully commercialized; the risk that Scilex has overestimated the size of the target patient population, their willingness to try new therapies

Page | 37

and the willingness of physicians to prescribe these therapies; risks that the prior results of the clinical trials may not be replicated; regulatory and intellectual property risks; the risk of failure to realize the anticipated benefits of the transactions contemplated with Datavault; the risk that Scilex will not be able to develop, commercialize or benefit from a [Pharmaceutical Exchange platform] and other risks and uncertainties indicated from time to time and other risks set forth in Scilex’s filings with the SEC. There may be additional risks that Scilex presently does not know or that Scilex currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide Scilex’s expectations, plans or forecasts of future events and views as of the date of the communication. Scilex anticipates that subsequent events and developments will cause such assessments to change. However, while Scilex may elect to update these forward-looking statements at some point in the future, Scilex specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Scilex’s assessments as of any date subsequent to the date of this communication. Accordingly, investors are cautioned not to place undue reliance on these forward-looking statements.

Contacts:

Investors and Media
Scilex Holding Company
960 San Antonio Road
Palo Alto, CA 94303
Office: (650) 516-4310

Email: investorrelations@scilexholding.com

Website: www.scilexholding.com

1 References

Sources for Pharmaceutical Drug Sales Data

The data for global pharmaceutical drug sales was primarily drawn from IQVIA Institute reports on global medicine spending, excluding COVID-19 vaccines and therapeutics for consistency. Here is the list of key sources referenced:

A.
The Global Use of Medicines Outlook Through 2029 by IQVIA Institute (Published June 26, 2025). This report provides historical spending from 2020-2024 and forecasts through 2029, including the 5-8% CAGR projection.
•
URL: https://www.iqvia.com/insights/the-iqvia-institute/reports-and-publications/reports/the-global-use-of-medicines-outlook-through-2029
B.
The Global Use of Medicines 2025: Outlook to 2029 (PDF Presentation) by IQVIA (Published August 27, 2025). This includes details on the 38% growth over the past five years and forward projections.

Page | 38

•
URL: https://www.iqvia.com/-/media/iqvia/pdfs/events/presentation_global-meds-webinar_public.pdf
C.
Global Medicine Spending and Usage Trends by IQVIA. This outlines projections to exceed $1.1 trillion in 2024 with 2-5% annual growth.
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URL: https://www.iqvia.com/insights/the-iqvia-institute/reports-and-publications/reports/global-medicine-spending-and-usage-trends

Sources for Diagnostic Sales Data

The data for global in vitro diagnostics (IVD) market sales was compiled from market research reports, with forecasts based on observed CAGRs (around 6.9% from 2020-2024). IQVIA provides qualitative insights, but quantitative figures were cross-referenced from other industry analyses for accuracy. Here is the list of key sources referenced:

A.
Unlock Insights with Global In Vitro Diagnostic (IVD) Market Data by IQVIA MedTech (Published October 24, 2025). This fact sheet discusses market size, revenue trends, and competitive performance.
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URL: https://www.iqvia.com/library/fact-sheets/unlock-insights-with-global-in-vitro-diagnostic-market-data
B.
In Vitro Diagnostic (IVD) Market Data (PDF Brochure) by IQVIA. Provides analysis of the worldwide IVD molecular diagnostics market with revenue estimates.
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URL: https://www.iqvia.com/-/media/iqvia/pdfs/library/fact-sheets/2025/iqvia-medtech---ivd-solution-brochure.pdf
C.
Navigating the Future of In Vitro Diagnostics by IQVIA (Published September 27, 2024). Covers IVD market evolution in 2024, driven by tech and regulations.
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URL: https://www.iqvia.com/blogs/2024/09/navigating-the-future-of-in-vitro-diagnostics
D.
In Vitro Diagnostics Market Size, Share | Industry Report, 2030 by Grand View Research. Estimates 2024 at USD 108.30 billion with projections to 2030.
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URL: https://www.grandviewresearch.com/industry-analysis/in-vitro-diagnostics-ivd-market
E.
In-vitro Diagnostics Market Size, Growth Outlook 2025–2034 by Global Market Insights. 2024 estimate at USD 105.7 billion, with growth to 2025 and beyond.
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URL: https://www.gminsights.com/industry-analysis/in-vitro-diagnostics-market
F.
In Vitro Diagnostics Market Growth, Drivers, and Opportunities by MarketsandMarkets. 2024 at $101.06 billion, 2025 at $109.07 billion, with 7.6% CAGR.
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URL: https://www.marketsandmarkets.com/Market-Reports/ivd-in-vitro-diagnostics-market-703.html

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G.
In-vitro Diagnostics [IVD] Market Size, Trends | Growth, 2032 by Fortune Business Insights. Projections from 2025 at $77.73 billion to 2032.
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URL: https://www.fortunebusinessinsights.com/industry-reports/in-vitro-diagnostics-ivd-market-101443
H.
In Vitro Diagnostics - Worldwide | Statista Market Forecast. Forecasted revenue of US$92.03 billion by 2025.
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URL: https://www.statista.com/outlook/hmo/medical-technology/in-vitro-diagnostics/worldwide
I.
In Vitro Diagnostics Market Size & Outlook, 2026-2034 by Straits Research. 2024 at USD 82.98 billion, 2025 at USD 86.51 billion.
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URL: https://straitsresearch.com/report/in-vitro-diagnostics-market

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